FOR IMMEDIATE RELEASE

February 2, 2012

Contact:
John B. Woodlief
Vice President – Finance
and Chief Financial Officer
704-372-5404

Ruddick Corporation Reports Results for the First Quarter of Fiscal 2012

CHARLOTTE, N.C.—February 2, 2012--Ruddick Corporation (NYSE:RDK) (the “Company”) today reported that sales at Harris Teeter for the first quarter of fiscal 2012 ended January 1, 2012 increased by 8.5% to $1.12 billion from $1.03 billion in the first quarter of fiscal 2011.  The increase in sales was driven by an increase in comparable store sales of 5.33% and sales from new stores, partially offset by store closings.  During the first quarter of fiscal 2012, Harris Teeter opened three new stores and closed one store. Since the end of the first quarter of fiscal 2011, Harris Teeter has opened seven new stores, one replacement store and closed three stores, for a net addition of five stores. Harris Teeter operated 206 stores as of the end of the first quarter of fiscal 2012.

As previously disclosed, the Company sold all of its ownership interest in its wholly-owned industrial thread manufacturing company American & Efird, Inc. (“A&E”) on November 7, 2011.  As such, A&E’s results of operations and financial position are reported as discontinued operations.

The Company reported net earnings of $13.7 million for the first quarter of fiscal 2012, compared to net earnings of $38.1 million for the first quarter of fiscal 2011.  Net earnings for the first quarter of fiscal 2012 was comprised of earnings from continuing operations of $25.8 million, or $0.53 per diluted share, and a loss from discontinued operations of $12.1 million.  Net earnings for the first quarter of fiscal 2011 was comprised of earnings from continuing operations of $34.4 million, or $0.71 per diluted share, and earnings from discontinued operations of $3.7 million.  As previously disclosed, earnings from continuing operations for fiscal 2011 included a pre-tax gain of $19.5 million ($10.3 million after tax or $0.21 per diluted share) from the sale of the Company’s interest in a foreign investment.

Operating profit in the first quarter of fiscal 2012 increased by 10.7% to $46.3 million from $41.8 million in the first quarter of fiscal 2011, driven primarily by improved operating profit at Harris Teeter.

Operating profit for Harris Teeter increased by 8.8% to $48.8 million (4.36% of sales) in the first quarter of fiscal 2012 from $44.9 million (4.35% of sales) in the first quarter of fiscal 2011.  Gross profit at Harris Teeter increased by 6.7% to $326.8 million (29.19% of sales) in the first quarter of fiscal 2012 from $306.4 million (29.68% of sales) in the first quarter of fiscal 2011.  The 49 basis point reduction on a percentage of sales basis was driven by an increase in the LIFO charge and Harris Teeter’s investment in price and promotional activity to drive unit sales and customer visits.  The LIFO charge for the first quarter of fiscal 2012 was $3.6 million (0.32% of sales) as compared to $0.5 million (0.05% of sales) in the first quarter of fiscal 2011.  Harris Teeter’s investment to drive sales was offset by a reduction in Selling, General and Administrative Expenses as a percentage of sales of 50 basis points.

Operating profit at Harris Teeter was impacted by new store pre-opening costs of $1.4 million (0.13% of sales) and $1.9 million (0.18% of sales) in the first quarters of fiscal 2012 and fiscal 2011, respectively.  New store pre-opening costs fluctuate between reporting periods depending on the new store opening schedule.

The pre-tax loss from discontinued operations in the first quarter of fiscal 2012 amounted to $34.9 million, ($12.1 million after tax benefits or $0.25 per diluted share) and included $11.3 million of additional loss on the sale of A&E. As previously disclosed, the Company expected to incur additional non-cash charges for the settlement of pension liabilities and other employee benefits in connection with the sale of A&E.  Accordingly, the Company recorded non-cash charges of $26.3 million ($12.9 million after tax) during the first quarter of fiscal 2012 that related to these anticipated costs.  The majority of these losses resulted from adjustments for the recognition of a pro-rata share of the pension plan’s accumulated unrecognized net actuarial losses that was previously included in Accumulated Other Comprehensive Income and the impact from allocating existing plan assets under pension regulations and was based upon preliminary actuarial estimates.  Final valuations will not be complete until the Company’s second quarter of fiscal 2012 and could result in additional adjustments.

Thomas W. Dickson, Chairman of the Board, President and Chief Executive Officer of Ruddick Corporation stated, “We are very pleased with our results for the quarter.  Our pricing and promotional strategies were effective in driving unit sales, customer visits and increasing market share. Although these strategies did put some downward pressure on gross margin, the majority of the decline in the gross profit margin was due to the LIFO charge. The leverage created through the additional sales and our emphasis on cost controls has resulted in a reduction in our selling, general and administrative expense margin that effectively offset the decrease in the gross profit margin. We believe these positive results are the product of our continuing commitment to our customers to deliver outstanding values and excellent customer service.”

The Company’s operating performance and strong financial position provides the flexibility to continue with its store development program for new and replacement stores along with the remodeling and expansion of existing stores. Capital expenditures for fiscal 2012 are planned to total approximately $215 million.  During the remainder of fiscal 2012, the Company plans to open four new stores and complete major remodels on ten stores (six of which will be expanded in size).  The remaining store openings for fiscal 2012 are expected to include three in the third quarter (one of which is a replacement for a store closed in the first quarter) and one in the fourth quarter. The new store development program for fiscal 2012 is expected to result in a 3.8% increase in retail square footage, as compared to a 3.2% increase in fiscal 2011.  The Company routinely evaluates its existing store operations in regards to its overall business strategy and from time to time will close or divest underperforming stores.

The Company’s capital expenditure plans entail the continued expansion of its existing markets, including the Washington, D.C. metro market area which incorporates northern Virginia, the District of Columbia, southern Maryland and coastal Delaware. Real estate development by its nature is both unpredictable and subject to external factors including weather, construction schedules and costs. Any change in the amount and timing of new store development would impact the expected capital expenditures, sales and operating results.

On January 30, 2012, the Company amended and restated its existing credit agreement that provided financing under a $100 million term loan and $350 million revolving line of credit.  The existing agreement was due to expire in December, 2012 and the Company had previously repaid $20 million of the term loan.  The amended credit facility contains a revolving line of credit that provides for financing up to $350 million through its termination date on January 30, 2017.  In connection with the closing, the Company repaid the remaining $80 million term loan utilizing $40 million cash and $40 million of borrowings under the new revolver. In the normal course of business, the Company will continue to evaluate other financing opportunities based on the Company’s needs and market conditions.

The Company’s management remains cautious in its expectations for the remainder of fiscal 2012 due to the current economic environment and its impact on the Company’s customers. Harris Teeter will continue to refine its merchandising strategies to respond to the changing shopping demands. The retail grocery market remains intensely competitive. Any operating improvement will be dependent on the Company’s ability to increase Harris Teeter’s market share and to effectively execute the Company’s strategic expansion plans.

This news release may contain forward-looking statements that involve uncertainties. A discussion of various important factors that could cause results to differ materially from those expressed in such forward-looking statements is shown in reports filed by the Company with the Securities and Exchange Commission and include: generally adverse economic and industry conditions; changes in the competitive environment; economic or political changes; changes in federal, state or local regulations affecting the Company; the passage of future tax legislation, or any negative regulatory or judicial position which prevails; management's ability to predict the adequacy of the Company's liquidity to meet future requirements; volatility of financial and credit markets which would affect access to capital for the Company; changes in the Company's expansion plans and their effect on store openings, closings and other investments; the ability to predict the required contributions to the Company's pension and other retirement plans; the Company’s requirement to impair recorded long-lived assets; the cost and availability of energy and raw materials; the continued solvency of third parties on leases that the Company guarantees; the Company’s ability to recruit, train and retain effective employees;

changes in labor and employer benefits costs, such as increased health care and other insurance costs; the Company’s ability to successfully integrate the operations of acquired businesses; the extent and speed of successful execution of strategic initiatives; and, unexpected outcomes of any legal proceedings arising in the normal course of business. Other factors not identified above could cause actual results to differ materially from those included, contemplated or implied by the forward-looking statements made in this news release.

Ruddick Corporation is a holding company for Harris Teeter, Inc., a leading regional supermarket chain with operations in eight states primarily in the southeastern and mid-Atlantic United States, and the District of Columbia.

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Selected information regarding Ruddick Corporation and its subsidiaries follows. For more information on Ruddick Corporation, visit our web site at:  www.ruddickcorp.com.

Ruddick Corporation

Consolidated Condensed Statements of Earnings

(in thousands, except per share data)

(unaudited)

	13 Weeks Ended
	January 1, 2012	January 2, 2011

Sales	$1,119,566	$1,032,281
Cost of Sales	792,746	725,858
Gross Profit	326,820	306,423

Selling, General and Administrative Expenses:
Harris Teeter	277,989	261,524
Corporate	2,569	3,100
Total	280,558	264,624

Operating Profit	46,262	41,799

Other Expense (Income):
Interest expense	4,738	4,460
Interest income	(48)	(23)
Net investment gain	-	(19,506)
Total	4,690	(15,069)

Earnings From Continuing Operations Before Taxes	41,572	56,868
Income Tax Expense	15,756	22,462
Earnings from Continuing Operations, Net	25,816	34,406

(Loss) Earnings from Discontinued Operations, (Includes
Loss on Sale of $11,277 and $0, respectively)	(34,922)	5,590
Income Tax (Benefit) Expense	(22,765)	1,863
(Loss) Earnings from Discontinued Operations, Net	(12,157)	3,727

Net Earnings	$13,659	$38,133

Net Earnings (Loss) Per Share - Basic:
Continuing Operations	$0.53	$0.71
Discontinued Operations	$(0.25)	$0.08
Total	$0.28	$0.79

Net Earnings (Loss) Per Share - Diluted:
Continuing Operations	$0.53	$0.71
Discontinued Operations	$(0.25)	$0.08
Total	$0.28	0.78

Weighted Average Number of Shares of
Common Stock Outstanding:
Basic	48,648	48,411
Diluted	48,999	48,792

Dividends Declared Per Common Share	$0.13	$0.13

Effective Tax Rate on Continuing Operations	37.9%	39.5%

Ruddick Corporation

Consolidated Condensed Balance Sheets

(in thousands)

(unaudited)

	January 1,	October 2,	January 2,
	2012	2011	2011
Assets
Current Assets:
Cash and Cash Equivalents	$265,678	$164,479	$39,058
Accounts Receivable, Net	54,160	47,088	44,220
Refundable Income Taxes	16,788	15,055	-
Inventories	293,557	287,137	281,788
Deferred Income Taxes	1,546	1,321	-
Prepaid Expenses and Other Current Assets	25,928	24,576	27,745
Current Assets Held For Sale	-	220,017	261,071
Total Current Assets	657,657	759,673	653,882

Property, Net	1,024,344	1,019,468	1,001,206
Investments	112,722	112,556	111,629
Intangible Assets	13,341	13,609	13,828
Other Long-Term Assets	80,610	79,118	78,092
Total Assets	$1,888,674	$1,984,424	$1,858,637

Liabilities and Equity
Current Liabilities:
Current Portion of Long-Term Debt and Capital Lease Obligations	$84,081	$3,902	$11,178
Accounts Payable	226,398	252,859	202,934
Income Taxes Payable	-	-	4,234
Deferred Income Taxes	-	-	79
Accrued Compensation	36,243	63,236	33,201
Other Current Liabilities	90,205	87,805	82,140
Current Liabilities Held For Sale	-	71,571	62,560
Total Current Liabilities	436,927	479,373	396,326

Long-Term Debt and Capital Lease Obligations	211,468	283,428	286,042
Deferred Income Taxes	19,513	19,674	3,019
Pension Liabilities	110,299	113,617	133,506
Other Long-Term Liabilities	114,819	113,250	111,033

Equity:
Common Stock	105,629	104,211	97,475
Retained Earnings	991,788	984,535	950,588
Accumulated Other Comprehensive Loss	(101,769)	(100,423)	(106,046)
Accumulated Other Comprehensive Loss of Discontinued Operations	-	(19,048)	(18,814)
Total Equity of Ruddick Corporation	995,648	969,275	923,203
Noncontrolling Interest of Discontinued Operations	-	5,807	5,508
Total Equity	995,648	975,082	928,711

Total Liabilities and Equity	$1,888,674	$1,984,424	$1,858,637

RUDDICK CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	13 Weeks January 1, 2012	13 Weeks January 2, 2011
Cash Flow From Operating Activities:
Net Earnings	$13,659	$38,133
Non-Cash Items Included in Net Income
Depreciation and Amortization	33,269	31,594
Deferred Income Taxes	(3,259)	951
Net Gain on Sale of Property	8,680	(19,400)
Non-cash Loss From Discontinued Operations	13,597	-
Share-Based Compensation	4,926	1,878
Other, Net	(3,124)	(568)
Changes in Operating Accounts Providing (Utilizing) Cash
Accounts Receivable	(7,072)	3,652
Inventories	(6,421)	(9,763)
Prepaid Expenses and Other Current Assets	(784)	482
Accounts Payable	(29,579)	(7,941)
Other Current Liabilities	(26,218)	(5,559)
Other Long-Term Operating Accounts	(23,939)	(26,722)
Other Net Cash Used by Operating Activities of Discontinued Operations	-	(6,101)
Net Cash Provided by Operating Activities	(26,265)	636

Investing Activities:
Capital Expenditures	(29,204)	(31,875)
Purchase of Other Investments	(417)	(8,570)
Proceeds from Sale of Property	169,663	46,086
Investments in COLI, net of Proceeds from Death Benefits	(572)	(1,057)
Other, Net	-	(98)
Net Cash Provided by Investing Activities of Discontinued Operations	-	567
Net Cash Provided by Investing Activities	139,470	5,053

Financing Activities:
Payments on Long-Term Debt and Capital Lease Obligations	(647)	(20,562)
Dividends Paid	(6,406)	(6,388)
Proceeds from Stock Issued	37	361
Share-Based Compensation Tax Benefits	1,615	728
Shares Effectively Purchased and Retired for Withholding Taxes	(5,129)	(2,485)
Other, Net	35	34
Net Cash Used in Financing Activties of Discontinued Operations	-	(1,242)
Net Cash Used in Financing Activities	(10,495)	(29,554)

Increase in Cash and Cash Equivalents	102,710	(23,865)
Effect of Foreign Currency Fluctuations on Cash of Discontinued Operations	-	(59)
Cash and Cash Equivalents at Beginning of Period	164,479	73,612
Cash and Cash Equivalents at End of Period	$267,189	$49,688

Cash and Cash Equivalents of Continuing Operations	$265,678	$39,058
Cash and Cash Equivalents of Discontinued Operations	$-	$10,630

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash Paid During the Year for:
Interest, Net of Amounts Capitalized	$4,782	$4,766
Income Taxes	6,318	1,106
Non-Cash Activity:
Assets Acquired Under Capital Leases	8,866	11,685
Note Received in Connection with Sale of Investments	-	2,855

Ruddick Corporation
Other Statistics
January 1, 2012
(dollars in millions)

	Harris Teeter	Corporate	Consolidated Ruddick Corporation

Depreciation and Amortization:
1st Fiscal Quarter	$ 33.0	$ 0.3	$ 33.3

Capital Expenditures:
1st Fiscal Quarter	$ 29.2	$ -	$ 29.2

Purchase of Other Investment Assets:
1st Fiscal Quarter	$ 0.4	$ -	$ 0.4

Harris Teeter Store Count:			Quarter

Beginning number of stores			204
Opened during the period			3
Closed during the period			(1)
Stores in operation at end of period			206

			Quarter

Harris Teeter Comparable Store Sales			5.33%

Definition of Comparable Store Sales:

Comparable store sales are computed using corresponding calendar weeks to account for the occasional extra week included in a fiscal year. A new store must be in operation for 14 months before it enters into the calculation of comparable store sales. A closed store is removed from the calculation in the month in which its closure is announced. A new store opening within an approximate two-mile radius of an existing store that is to be closed upon the new store opening is included as a replacement store in the comparable store sales measure as if it were the same store. Sales increases resulting from existing comparable stores that are expanded in size are included in the calculations of comparable store sales, if the store remains open during the construction period.